Exhibit 99(i)

July 5, 2017

Horizons ETF Trust I (formerly Recon Capital Series Trust)

c/o Horizons ETFs Management (US) LLC

1350 Avenue of the Americas, 33rd Floor

New York, NY 10019

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 41 to the Registration Statement, File Nos. 333-183155 and 811-22732 (the "Registration Statement"), of Horizons ETF Trust I (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 41 is effective for purposes of applicable federal and state securities laws, the shares of each Fund listed on the attached exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 41 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

BLS

EXHIBIT A

1.	BullMark LatAm Select Leaders ETF
2.	Horizons NASDAQ 100 Covered Call ETF
3.	Horizons DAX Germany ETF
4.	Horizons USA Managed Risk ETF
5.	Horizons China High Dividend ETF
6.	Horizons S&P 500 Covered Call ETF